INCORPORATOR INITIAL RESOLUTIONS

I, R ey Park, of Reg stered Agents Inc., be ng the Incorporator of Env s on Med a Partners, Inc. , a Wyom ng corporat on, hereby reso ve to re nqu sh s gn ng author ty to the new y appo nted off cer(s) and d rector(s) and adopt the fo ow ng reso ut ons:

1. **Resolved**, that the fo ow ng named off cer(s) and d rector(s) of the corporat on are hereby appo nted and d rected to serve unt the f rst annua meet ng of stockho ders, and/or unt the r successors are e ected and appo nted, or they are re-e ected at the r annua meet ng.

    Pres dent: Steven Samb s

    Treasurer: Steven Samb s

    Secretary: Steven Samb s

    D rector(s): Steven Samb s

2. **Resolved**, that Env s on Med a Partners, Inc. was ncorporated n Wyom ng on 11/4/2016 w th ass gned f ng number 2016-000731736.

3. **Resolved**, that the copy of the Cert f cate of Incorporat on of the above named corporat on s comp ete, and be nserted nto the off c a corporate record book.

4. **Resolved**, that the by aws be adopted as the by aws for the corporat on, and be nserted nto the m nute book of the corporat on record book.

5. **Resolved**, that f the stockho ders fa to ho d the r n t a and/or annua meet ngs, that the above named d rectors w rema n n the r appo ntment unt the stockho ders ho d the r meet ng, and that the corporat on w stay act ve pursuant to state statute.



R ey Park – Incorporator
November 04, 2016

BYLAWS

of

Env s on Med a Partners, Inc.

ARTICLE 1

Offices

1.1 **Registered Office and Registered Agent**: The reg stered off ce of the corporat on sha be the same as sted on the art c es of ncorporat on and at such p ace as may be f xed from t me to t me by the Board of D rectors upon f ng of such not ces as may be requ red by aw, and the reg stered agent sha have a bus ness off ce dent ca w th such reg stered off ce.

1.2 **Other Offices**: The Corporat on may have other off ces w th n or outs de the State of ncorporat on at such p ace or p aces as the Board of D rectors may from t me to t me determ ne.

ARTICLE 2

Shareholder's Meetings

2.1 **Meeting Place**: A meet ngs of the shareho ders sha be he d the reg stered off ce of the corporat on, or at such p ace as sha be determ ned from t me to t me by the Board of D rectors, and the p ace at wh ch any such meet ng sha be he d sha be stated n the not ce of the meet ng.

2.2 **Annual Meeting Time**: The annua meet ng of the shareho ders for the e ect on of d rectors and for the transact on of such other bus ness as may proper y come before the meet ng, sha be he d each year on April 25th, at the hour of 3pm, f not a ega ho day, and f a ega ho day, then on the day fo ow ng, at the same hour, or January 31 of every year f no other meet ng t me s spec f ca y appo nted.

2.3 **Annual Meeting - Order of Business**: At the annua meet ng of shareho ders, the order of bus ness sha be as fo ows:

(a) Ca ng of the meet ng to order.
(b) Proof of not ce of meet ng (or f ng of wa ver).
(c) Read ng of m nutes of ast annua meet ng.
(d) Report of off cers.
(e) Reports of comm ttees.
(f) E ect on of d rectors.
(g) M sce aneous bus ness.

2.4 **Special Meetings**: Spec a meet ngs of the shareho ders for any purpose may be ca ed at any t me by the Pres dent, Board of D rectors, or the ho ders of not ess than one-twenty of a shares ent t ed to vote at the meet ng.

2.5 **Notice**:

(a) Not ce of the t me and p ace of an annua meet ng of shareho ders sha be g ven by de ver ng persona y or by ma ng a wr tten or pr nted not ce of the same, at east ten days, and not more than f fty days, pr or to the meet ng, to each shareho der of record ent t ed to vote at such meet ng.

(b) At east ten days and not more than f fty days pr or to the meet ng, wr tten or pr nted not ce of each spec a meet ng, and the purpose or purposes for wh ch the meet ng s ca ed, sha be de vered persona y, or ma ed to each shareho der of record ent t ed to vote at such meet ng.

2.6 **Voting Record**: At east ten days before each meet ng of shareho ders, a comp ete record of the shareho ders ent t ed to vote at such meet ng, or any adjournment thereof, sha be made, arranged n a phabet ca order, w th the address of and number of shares he d by each, wh ch record sha be kept on f e at the reg stered off ce of the corporat on for a per od of ten days pr or to the meet ng. The records sha be kept open at the t me and p ace of such meet ng for the nspect on of any shareho der.

2.7 **Quorum**: Except as otherw se requ red by aw:

(a) A quorum at any annua or spec a meet ng of shareho ders sha cons st of shareho ders represent ng, e ther n person or by proxy, a major ty of the outstand ng cap ta stock of the corporat on, ent t ed to vote at such meet ng.

(b) The voters of a major ty n nterest of those present at any proper y ca ed meet ng or adjourned meet ng of shareho ders at wh ch a quorum as n th s paragraph def ned s present, sha be suff c ent to transact bus ness.

2.8 **Closing of Transfer Books and Fixing Record Date**: For the purpose of determ n ng shareho ders ent t ed to not ce of or to vote at any meet ng of shareho ders, or any adjournment thereof, or ent t ed to rece ve payment of any d v dend, the Board of D rectors may prov de that the stock transfer books sha be c osed for a stated per od not to exceed f fty days nor be ess than ten days preced ng such meet ng. In eu of c os ng the stock transfer books, the Board of D rectors may f x n advance a record date for any such determ nat on of shareho ders, such date to be not more than f fty days, and, n case of a meet ng of shareho ders, not ess than ten days pr or to the (ate on wh ch the part cu ar act on requ r ng such determ nat on of shareho ders s to be taken.

2.9 **Proxies**: A shareho der may vote e ther n person or by proxy executed n wr t ng by the shareho der, or h s du y author zed attorney- n-fact. No proxy sha be va d after e even months from the date of ts execut on, un ess otherw se prov ded n the proxy.

2.10 **Action by Shareholders Without a Meeting**: Any act on requ red or wh ch may be taken at a meet ng of shareho ders of the corporat on, may be taken at a meet ng f a consent n wr t ng, sett ng forth the act on so taken, sha be s gned by a of the shareho ders ent t ed to vote w th respect to the subject matter thereof. Such consent sha have the same force and effect as a unan mous vote of the shareho ders.

2.11 **Waiver of Notice**: A wa ver of not ce requ red to be g ven any shareho der, s gned by the person or persons ent t ed to such not ce, whether before or after the t me stated there n for the meet ng, sha be equ va ent to the g v ng of such not ce.

ARTICLE 3

Profits, Losses and Distributions

3.1 **Certificates**: Cert f cates of stock sha be ssued n numer ca order, and each shareho der sha be ent t ed to a cert f cate s gned by the Pres dent, or a V ce Pres dent, and the Secretary or Ass stant Secretary, and may be sea ed w th the sea of the corporat on or a facs m e thereof The s gnatures of such off cers may be facs m es f the cert f cate s manua y s gned on beha f of the transfer agent, or reg stered by a reg strar, other than the corporat on tse f or an emp oyee of the corporat on. If an off cer who has s gned or whose facs m e s gnature has been p aced upon such cert f cate ceases to be an off cer before the cert f cate s used, t may be ssued by the corporat on w th the same effect as f the person were an off cer on the date of ssue.

3.2 **Transfer**: Transfers of stock sha be made on y upon the stock transfer books of the corporat on, kept at the reg stered off ce of the corporat on or at ts pr nc pa p ace of bus ness, or at the off ce of ts transfer agent or reg strar; and before a new cert f cate s ssued. the o d cert f cate sha be surrendered for cance at on. The Board of D rectors may, by reso ut on, open a share reg ster n any state of the Un ted States, and may emp oy an agent or agents to keep such reg ster, and to record transfers or shares there n.

3.3 **Registered Owner**: Reg stered shareho ders sha be treated by the corporat on as the ho ders n fact of the stock stand ng n the r respect ve names and the corporat on sha not be bound to recogn ze any equ tab e or other c a m to or nterest n any share on the part of any other person, whether or not t sha have express or other not ce thereof, except as express y prov ded be ow or by the aws of the State of ncorporat on. The Board of D rectors may adopt by reso ut on a procedure whereby a shareho der of the corporat on may cert fy n wr t ng to the corporat on that a or a port on of the shares reg stered n the name of such shareho der are he d for the account of a spec f ed person or persons. The reso ut on sha set forth:

(a) The c ass f cat on of shareho der who may cert fy;

(b) The purpose or purposes for wh ch the cert f cat on may be made;

(c) The form of cert f cat on and nformat on to be conta ned there n;

(d) If the cert f cat on s w th respect to a record date or c os ng of the stock transfer books, the date w th n wh ch the cert f cat on must be rece ved by the corporat on; and

(e) Such other prov s ons w th respect to the procedure as are deemed necessary or des rab e.

Upon rece pt by the corporat on of a cert f cat on comp y ng w th the procedure, the persons spec f ed n the cert f cat on sha be deemed, for the purpose or purposes set forth n the cert f cat on, to be the ho ders of record of the number of shares spec f ed n p ace of the shareho der mak ng the cert f cat on.

3.4 **Mutilated, Lost, or Destroyed Certificates**: In case of any mut at on, oss or destruct on of any cert f cate of stock, another may be ssued n ts p ace on proof of such mut at on, oss or destruct on. The Board of D rectors may mpose cond t ons on such ssuance and may requ re the g v ng of a sat sfactory bond or ndemn ty to the corporat on n such sum as they m ght determ ne or estab sh such other procedures as they deem necessary.

3.5 **Fractional Shares or Scrip**: The Corporat on may:

(a) Issue fract ons of a share wh ch sha ent t e the ho der to exerc se vot ng r ghts, to rece ve d v dends thereon, and to part c pate n any of the assets of the corporat on n the event of qu dat on;

(b) Arrange for the d spos t on of fract ona nterests by those ent t ed thereto;

(c) Pay n cash the fa r market va ue of fract ons of a share as of the t me when those ent t ed to rece ve such shares are determ ned; or

(d) Issue scr pt n reg stered or bearer form wh ch sha ent t e the ho der to rece ve a cert f cate for the fu share upon surrender of such scr pt aggregat ng a fu share.

3.6 **Shares of Another Corporation**: Shares owned by the corporat on n another corporat on, domest c or fore gn, may be voted by such off cer, agent or proxy as the Board of D rectors may determ ne or, n the absence of such determ nat on, by the Pres dent of the Corporat on.

ARTICLE 4

Board of Directors

4.1 **Numbers and Powers**: The management of a the affa rs, property and nterest of the corporat on sha be vested n the Board of D rectors, cons st ng of one person who sha be e ected for a term of one year, and sha ho d off ce unt the r successors are e ected and qua f ed. D rectors need not be shareho ders or res dents of the State of ncorporat on. In add t on to the powers and author t es granted by these By aws, and the Art c es of Incorporat on express y conferred upon t, the Board of D rectors may exerc se a such powers of the corporat on and do a such awfu acts and th ngs as are not by statute or by the Art c es of Incorporat on or by these By aws d rected or requ red to be exerc sed or done by the shareho ders.

4.2 **Change of Number**: The number of d rectors may at any t me be ncreased or decreased by amendment of these By aws, but no decrease sha have the effect of shorten ng the term of any ncumbent d rector.

4.3 **Vacancies**: A vacanc es n the Board of D rectors, whether caused by res gnat on, death or, otherw se, may be f ed by the aff rmat ve vote of a major ty of the rema n ng d rectors though ess than a quorum of the Board of D rectors. A d rector e ected to f any vacancy sha ho d off ce for the unexp red term of h s predecessor and unt h s successor s e ected and qua f ed. Any d rectorsh p to be f ed by reason of an ncrease n the number of d rectors may be f ed by the Board of D rectors for a term of off ce cont nu ng on y unt the next e ect on of d rectors by the shareho ders.

4.4 **Removal of Directors**: At a meet ng of shareho ders ca ed express y for that purpose, the ent re Board of D rectors, or any member thereof, may be removed by a vote of the ho ders of a major ty of shares then ent t ed to vote at an e ect on of such shareho ders.

4.5 **Regular Meetings**: Regu ar meet ngs of the Board of D rectors or any comm ttee may be he d w thout not ce at the reg stered off ce of the corporat on or at such p ace or p aces, e ther w th n or w thout the State of Wyom ng, as the Board of D rectors or such comm ttee, as the case may be, may from t me to t me des gnate. The annua meet ng of the Board of D rectors sha be he d w thout not ce mmed ate y after the adjournment of the annua meet ng of shareho ders.

4.6 **Special Meetings**: Spec a meet ngs of the Board of D rectors may be he d at any p ace and at any t me and may be ca ed by the Cha rman of the Board, the Pres dent, V ce Pres dent, Secretary or Treasurer, or any two or more d rectors.

4.7 **Notice of Meetings**: Un ess the Art c es of Incorporat on prov de otherw se, any regu ar meet ng of the Board of D rectors may be he d w thout not ce of the date, t me, p ace, or purpose of the meet ng. Any spec a meet ng of the Board of D rectors may preceded by at east two days' not ce of the date, t me, and p ace of the meet ng, but not of ts purpose, un ess the Art c es of Incorporat on of these By aws requ re otherw se. Not ce may be g ven persona y, by facs m e, by ma , or n any other manner a owed by aw. Ora not f cat on sha be suff c ent on y f a wr tten record of such not ce s nc uded n the Corporat on's m nute book. Not ce sha be deemed effect ve at the ear est of. (a) rece pt; (b) de very to the proper address or te ephone number of the d rectors as shown n the Corporat on's records; or (c) f ve days after ts depos t n the Un ted States ma , as ev denced by the postmark, f correct y addressed and ma ed w th f rst-c ass postage prepa d. Not ce of any meet ng of the Board of D rectors may be wa ved by any d rector at any t me, by a s gned wr t ng, de vered to the Corporat on for nc us on n the m nutes, e ther before or after the meet ng. Attendance or part c pat on by a d rector at a meet ng un ess the d rector prompt y objects to ho d ng the meet ng or to the transact on of any bus ness on the grounds that the meet ng was not awfu y convened and the d rector does not thereafter vote for or assent to act on taken at the meet ng.

4.8 **Quorum**: A major ty of the who e Board of D rectors sha be necessary at a meet ngs to const tute a quorum for the transact on of bus ness.

4.9 **Waiver of Notice**: Attendance of a d rector at a meet ng sha const tute a wa ver of not ce of such meet ng, except where a d rector attends for the express purpose of object ng to the transact on of any bus ness because the meet ng was not awfu y ca ed or convened. A wa ver of not ce s gned by the d rector or d rectors, whether before or after the t me stated for the meet ng, sha be equ va ent to the g v ng of not ce.

4.10 **Registering Dissent**: A d rector who s present at a meet ng of the Board of D rectors at wh ch act on on a corporate matter s taken sha be presumed to have assented to such act on un ess h s d ssent sha be entered n the m nutes of the meet ng, or un ess he sha f e h s wr tten d ssent to such act on w th the person act ng as the secretary of the meet ng, before the adjournment thereof, or sha forward such d ssent by reg stered ma to the Secretary of the corporat on mmed ate y after the adjournment of the meet ng. Such r ght to d ssent sha not app y to a d rector who voted n favor of such act on.

4.11 **Executive and Other Committees**: Stand ng or spec a comm ttees may be appo nted from ts own number by the Board of D rectors from t me to t me and the Board of D rectors may from t me to t me nvest such comm ttees w th such powers as t may see f t, subject to such cond t ons as may be prescr bed by such Board. An Execut ve Comm ttee may be appo nted by reso ut on passed by a major ty of the fu Board of D rectors. It sha have and exerc se a of the author ty of the Board of D rectors, except n reference to amend ng the Art c es of Incorporat on, adopt ng a p an of merger or conso dat on, recommend ng sa e, ease or exchange or other d spos t on of a or substant a y a the property and assets of the corporat on otherw se than n the equa and regu ar course of bus ness, recommend ng a vo untary d sso ut on or a revocat on thereof, or amend ng the By aws. A comm ttees so appo nted sha keep regu ar m nutes of the transact ons of the r meet ngs and sha cause them to be recorded n books kept for that purpose n the off ce of the corporat on. The des gnat on of any such comm ttee and the de egat on of author ty thereto, sha not re eve the Board of D rectors, or any member thereof, of any respons b ty mposed by aw.

4.12 **Remuneration**: No stated sa ary sha be pa d d rectors, as such, for the r serv ce, but by reso ut on of the Board of D rectors. A f xed sum and expenses of attendance, f any, may be a owed for attendance at each regu ar or spec a meet ng of such Board; prov ded, that noth ng here n conta ned sha be construed to prec ude any d rector from serv ng the corporat on n any other capac ty and rece v ng compensat on therefore. Member of stand ng or spec a comm ttees may be a owed ke compensat on for attend ng comm ttee meet ngs.

4.13 **Loans**: No oans sha be made by the corporat on to the d rectors, un ess f rst approved by the ho ders of two-th rds of the vot ng shares. No oans sha be made by the corporat on secured by ts own shares.

4.14 **Action by Directors Without a Meeting**: Any act on requ red or wh ch may be taken w thout a meet ng of the d rectors, or of a comm ttee thereof, may be taken w thout a meet ng f a consent n wr t ng, sett ng forth the act on so taken, sha be s gned by a   of the d rectors, or a   of the members of the comm ttee, as the case may be. Such consent sha   have the same effect as a unan mous vote.

4.15 **Action of Directors by Communications Equipment**: Any act on requ red or wh ch may be taken at a meet ng of d rectors, or of a comm ttee thereof, may be taken by means of a conference te ephone or s m ar commun cat ons equ pment by means of wh ch a   persons part c pat ng n the meet ng can hear each other at the same t me.

ARTICLE 5

Compensation

5.1 **Designations**: The off cers of the corporat on sha be a Pres dent, one or more V ce-Pres dents (one of more of whom may be Execut ve V ce-Pres dent), a Secretary and a Treasurer, and such Ass stant Secretar es and Ass stant Treasurers as the Board may des gnate, who sha be e ected for one year by the d rectors at the r f rst meet ng after the annua meet ng of shareho ders, and who sha ho d off ce unt   the r successors are e ected and qua f ed. Any two or more off ces may be he d by the same person.

5.2 **The President**: The pres dent sha pres de at a   meet ngs of shareho ders and d rectors, sha   have genera superv s on of the affa rs of the corporat on, and sha perform a   other dut es as are nc dent to h s off ce or are proper y requ red of h m by the Board of D rectors.

5.3 **Vice President**: Dur ng absence or d sab ty of the Pres dent, the Execut ve V ce-Pres dents n the order des gnated by the Board of D rectors, sha   exerc se a   funct ons of the Pres dent. Each V ce-Pres dent sha have such powers and d scharge such dut es as may be ass gned to h m from t me to t me by the Board of D rectors.

5.4 **Secretary and Assistant Secretaries**: The Secretary sha ssue not ces for a meet ngs, except for not ces for spec a meet ngs of shareho ders and spec a meet ngs of the d rectors wh ch are ca ed by the requ s te number of shareho ders or d rectors, sha keep the m nutes of a meet ngs, sha have charge of the sea and the corporate books, sha make such reports and perform other dut es as are nc dent to h s off ce, or are proper y requ red of h m by the Board of D rectors. The Ass stant Secretary, or Ass stant Secretar es n the order des gnated by the Board of D rectors, sha perform a of the dut es of the Secretary dur ng the absence or d sab ty of the Secretary, and at other t mes may perform such dut es as are d rected by the Pres dent or the Board of D rectors.

5.5 **The Treasurer**: The Treasurer sha have the custody of a moneys and secur t es of the corporat on and sha keep regu ar books on account. He sha d sburse funds of the corporat on n payment of the just demands aga nst the corporat on or as may be ordered by the Board of D rectors, tak ng proper vouchers for such d sbursements, and sha render to the Board of D rectors from t me to t me as may be requ red of h m, an account of a h s transact ons as Treasurer and of the f nanc a cond t ons to h s off ce or that are proper y requ red of h m by the Board of D rectors. The Ass stant Treasurer, or Ass stant Treasurers n the order des gnated by the Board of D rectors, sha perform a of the dut es of the Treasurer n the absence or d sab ty of the Treasurer, and at other t mes may perform such other dut es as are d rected by the Pres dent or the Board of D rectors.

5.6 **Delegation**: In the case of absence or nab ty to act of any off cer of the corporat on and of any person here n author zed to act n h s p ace, the Board of D rectors may from t me to t me de egate the powers or dut es of such off cer to any other off cer or any d rector or other person whom t may se ect.

5.7 **Vacancies**: Vacanc es n any off ce ar s ng from any cause may be f ed by the Board of D rectors at any regu ar or spec a meet ng of the Board.

5.8 **Other Officers**: D rectors may appo nt such other off cers and agents as they sha deem necessary or exped ent w th who sha ho d the r off ces for such terms and sha exerc se such powers and perform such dut es as sha be determ ned from t me to t me by the Board of D rectors.

5.9 **Loans**: No oans sha be made by the corporat on to any off cer, un ess f rst approved by the ho ders of two-th rds of the vot ng shares.

5.10 **Term - Removal**: The off cers of the corporat on sha ho d off ce unt the r successors are chosen and qua fy. Any off cer or agent e ected or appo nted by the Board of D rectors may be removed at any t me, w thout cause, by the aff rmat ve vote of a major ty of the who e Board of D rectors, but such remova sha be w thout prejud ce to the contract r ghts, f any, of the person so removed.

5.11 **Bonds**: The Board of D rectors may, by reso ut on, requ re any and a of the off cers to g ve bonds to the corporat on, w th suff c ent surety or suret es, cond t oned for the fa thfu performance of the dut es of the r respect ve off ces, and to comp y w th such other cond t ons as may from t me to t me be requ red by the Board of D rectors.

5.12 **Salaries**: The sa ar es of the off cers sha be f xed from t me to t me by the Board of D rectors, and no off cer sha be prevented from rece v ng such sa ary by reason of the fact that he s a so a d rector of the corporat on.

ARTICLE 6

Dividends and Finance

6.1 **Dividends**: D v dends may be dec ared by the Board of D rectors and pa d by the corporat on out of the unreserved and unrestr cted earned surp us of the corporat on, or out of the unreserved and unrestr cted net earn ngs of the current f sca year, or n treasury shares of the corporat on, subject to the cond t ons and m tat ons mposed by the State of ncorporat on. The stock transfer books may be c osed for the payment of d v dends dur ng such per ods of not exceed ng f fty days, as from t me to t me may be f xed by the Board of D rectors. The Board of D rectors, however, w thout c os ng the books of the corporat on, may dec are d v dends payab e on y to ho ders of record at the c ose of bus ness, on any bus ness day not more than f fty days pr or to the date on wh ch the d v dend s pa d.

6.2 **Reserves**: Before mak ng any d str but on of earned surp us, there may be set as de out of the earned surp us of the corporat on such sum or sums as the d rectors from t me to t me n the r abso ute d scret on deem exped ent d v dends, or for ma nta n ng any property of the corporat on, or for any other purpose, and earned surp us of any year not set apart unt otherw se d sposed of by the Board of D rectors.

6.3 **Depositories**: The moneys of the corporat on sha be depos ted n the name of the corporat on n such bank or trust company or trust compan es as the Board of D rectors sha des gnate, and sha be drawn out on y by check or other order for payment of money s gned by such persons and n such manner as may be determ ned by reso ut on of the Board of D rectors.

ARTICLE 7

Notices

Except as may otherw se be requ red by aw, any not ce to any shareho der or d rector may be de vered persona y or by ma . If ma ed, the not ce sha be deemed to have been de vered when depos ted n the Un ted States ma , addressed to the addressee at h s ast known address n the records of the corporat on, w th postage thereon prepa d.

ARTICLE 8

Seal

The corporate sea of the corporat on sha be n such form and bear such nscr pt on as may be adopted by reso ut on of the Board of D rectors, or by usage of the off cers on beha f of the corporat on. The procurement of a corporate sea sha be d scret onary on y, and s not requ red.

ARTICLE 9

Books and Records

The corporat on sha keep correct and comp ete books and record of accounts and sha keep m nutes of the proceed ngs of ts shareho ders and Board of D rectors, and sha keep at ts reg stered off ce or pr nc pa p ace of bus ness, or at the off ce of ts transfer agent or reg strar, a record of ts shareho ders, g v ng the names and addresses of a shareho ders and the number and c ass of the shares he d by each. Any books, records, and m nutes may be n wr tten form or any other form capab e of be ng converted nto wr tten form w th n a reasonab e t me.

ARTICLE 10

Special Corporate Acts

10.1 **Execution of Written Instruments**: Contracts, deeds, documents, and nstruments sha be executed by the Pres dent a one un ess the Board of D rectors sha , n a part cu ar s tuat on, des gnate another procedure for the r execut on.

10.2 **Signing of Checks or Notes**: Checks, notes, drafts, and demands for money sha be s gned by the off cer or off cers from t me to t me des gnated by the Board of D rectors.

10.3 **Indemnification of Directors and Officers**: The corporat on sha ndemn fy any and a d rectors or off cers or former d rectors or former off cers or any person who may have served at ts request as a d rector or off cer of the corporat on or of any other corporat on n wh ch t s a cred tor, aga nst expenses actua y or necessar y ncurred by them n connect on w th the defense or sett ement of any act on, su t, or proceed ng brought or threatened n wh ch they, or any of them, are or m ght be made part es, or a party, by reason of be ng or hav ng been d rectors or off cers or a d rector or an off cer of the corporat on, or of such other corporat on. Th s ndemn f cat on sha not app y, however, to matter as to wh ch such d rector or off cer or former d rector or off cer or person sha be adjudged n such act on, su t, or proceed ng to be ab e for neg gence or m sconduct n the performance of duty. Such ndemn f cat on sha not be deemed exc us ve of other r ghts to wh ch those ndemn f ed may be ent t ed, under any aw, by aw, agreement, vote of shareho ders, or otherw se.

ARTICLE 11

Amendments

11.1 **By Shareholders**: These By aws may be a tered, amended or repea ed by the aff rmat ve vote of a major ty of the vot ng stock ssued and outstand ng at any regu ar or spec a meet ng of the shareho ders.

11.2 **By Directors**: The Board of D rectors sha have the power to make, a ter, amend and repea the By aws of th s corporat on. However any such a terat on, amendment, or repea of the By aws, may be changed or repea ed by the ho ders of a major ty of the stock ent t ed to vote at any shareho ders meet ng.

11.3 **Emergency Bylaws**: The Board of D rectors may adopt emergency By aws, By aws: subject to repea or change by act on of the shareho ders, wh ch sha be operat ve dur ng any emergency n the conduct of bus ness of the corporat on resu t ng from an attack on the Un ted States or any nuc ear or atom c d saster.

CERTIFICATION OF BOARD OF DIRECTORS

The undersigned hereby agree, acknowledge and certify to adopt these Bylaws.

Signed this 4th day of November, 2016.

Steven Samblis
Printed Name

Signature

Thank you for a ow ng us to he p you form your new corporat on! Your format on documents have been approved by the State and you are ready town beg n do ng bus ness! In order to ass st you further w th the ncorporat on process you w f nd the fo ow ng enc osed:

Filed State Documents – A copy of the State approved document shou d be kept w th your corporate records. Wh e these ook d fferent from state to state, t w conta n your f ng date and f ng number w th the State.

Initial Resolutions – As the Incorporator of your corporat on, we s mp y form your company w th the State. We do not ho d any ownersh p and th s document spec f ca y states who the owners are and when you were f ed. Keep these w th your corporate records as some banks may want to see th s.

Bylaws – These are a gu debook for how your company w operate and w be adopted fo ow ng the n t a meet ng of shareho ders. A temp ate for the n t a meet ng m nutes s a so nc uded. The by aws shou d conta n a fu st ng of off cers and d rectors, and n t a contr but ons made by each off cer. It may a so nc ude shareho ders as we . We recommend each off cer s gn and have the r s gnature notar zed as t s a ega y b nd ng document. Keep an or g na copy n your corporate records.

Stock Certificates – A stock ssued to shareho ders shou d be ev denced by a stock cert f cate. These shou d be comp eted, s gned and de vered to each shareho der n the company. These w ev dence each shareho der s true ownersh p n the company.

Information on Opening a Bank Account - Most peop e choose to open a bank ng account n the company s name. In order to do th s you w need to obta n a Federa Tax Ident f cat on Number (EIN). You may have h red us to get th s for you and th s w be nc uded n your package. Otherw se, t s free to obta n on the IRS webs te and can be generated n m nutes at www. rs.gov

Our Continuing Role…..

Our cont nu ng ro e n your corporat on w be to serve as your reg stered agent. Any off c a or State documents w come to our oca off ce, and you w rece ve an ema each t me we rece ve someth ng to not fy you. We work hard to get your documents to you n rea t me. You may v ew these documents by ogg ng nto your account at any t me by c ck ng on the “YOUR DOCUMENTS” tab. If you are n a state that requ res an annua report, you w rece ve severa ema rem nders c oser to your due date so you can stay act ve and comp ant w th the State. Make sure to f e an annua report w th the State shou d you rece ve rem nders from us.

Adding More Services

Have another company you cou d ke to form? Reg ster your company n another state? or S mp y have us serve as your reg stered agent? A these can be done d rect y n your on ne account under the “ADD SERVICES” tab.